SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2010

Intellect Neurosciences, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-128226	20-2777006
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 448-9300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁭ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 19, 2010, Intellect Neurosciences, Inc. (OTCBB: ILNS) (the “Company”) issued and sold Convertible Promissory Notes (the “Notes”) with an aggregate principal amount, and resulting in net proceeds, of $50,000. The Notes were sold to “accredited investors” (as defined in Section 2(15) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 501 promulgated thereunder) in an offering exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

The Notes bear interest at 14% annually and mature on March 1, 2010. Interest is payable on the maturity date.  The Notes are not entitled to dividends, distributions or other payments and carry no registration rights related to the underlying common stock.

The Company expects to use the net proceeds from the sale of the Notes to pay short-term operating expenses while it pursues financing to continue operations.  There is no assurance that the Company will be successful in obtaining the financing necessary to continue operations.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation of an Obligation under an Off Balance Sheet Arrangement

As of February 12, 2010, the Company is in default with respect to a convertible promissory note with a face amount of $450,000 plus accrued interest at the annual rate of 10%, due to the fact that the Company has not paid the amount due on maturity.

As of February 17, 2010,  the Company is in default with respect to two convertible promissory notes with an aggregate face amount of $200,000 plus accrued interest at the annual rate of 14%,  due to the fact that the Company has not paid the amount due on maturity.

Upon the maturity of these notes that are in default, the Company is obligated to issue equity securities, as described below in Item 3.02 of this Current Report on Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

The number of shares of common stock issuable upon conversion of the notes described in Item 2.03 of this Current Report on Form 8-K is the sum of the principal owed and interest that has accrued on each note divided by the conversion price of $1.75, which is subject to adjustment as described in each note. The issuance of any such shares upon conversion of the notes will be to “accredited investors” in a transaction exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  The Company will receive no additional proceeds upon the issuance of any such shares.

In connection with the maturity of the $450,000 principal amount note due February 12, 2010 described in Item 2.04 of this Current Report on Form 8-K, the Company is obligated to issue to the holder of the note, warrants to purchase 3 million shares of common stock of the Company, which is an amount equal to the quotient of the $450,000  principal amount of such note divided by 0.15, at an exercise price of $1.75 per share, as adjusted upon the occurrence of certain events as set forth in the warrant.   At the time that such warrants are issued to the note holder, the Company is also obligated to issue to Sandgrain Securities (or its designees) warrants to purchase 750,000 shares of the Company’s common stock, exercisable for 5 years from their date of issuance at an exercise price of $1.75 per share, as adjusted upon the occurrence of certain events as set forth in the warrant.  Sandgrain Securities acted as placement agent for the notes due February 12, 2010.

In connection with the maturity of the $200,000 aggregate principal amount of notes due February 17, 2010 described in Item 2.04 of this Current Report on Form 8-K, the holders of such notes are entitled to receive at maturity 2.5 million shares of Company common stock.  Daniel Chain, CEO of the Company, has transferred to an escrow agent, 2.5 million shares of Company common stock issued to him at the time that he founded the Company in 2005 as collateral for the purchasers’ right to receive such shares.

The unregistered issuances and sales of equity by the Company as described above will be to “accredited investors” in transactions exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 19, 2010, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation increasing the authorized number of shares of common stock, par value $0.001 per share, available for issuance by 650,000,000.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished as part of this Report on Form 8-K:

Exhibit    Description

5.1    Form of Convertible Promissory Note.
4.11    Certificate of Amendment to Certificate of Incorporation of Intellect Neurosciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

INTELLECT NEUROSCIENCES, INC.

Date: February 25, 2010	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: President and CFO